Exhibit 21

Subsidiaries of Registrant

Subsidiary	Jurisdiction of Organization

Immucor Medizinische Diagnostik GmbH	Germany

Immucor Italia S.p.A.	Italy

Immucor Diagnosticos Medicos Lda.	Portugal

Dominion Biologicals Limited	Canada

Immucor, S.L.	Spain

Immucor Gamma Benelux SPRL.	Belgium

Immucor K. K.	Japan

Immucor France S.A.S.	France

IBG Immucor Limited	United Kingdom

BioArray Solutions Limited	United States (Delaware)

Immucor India Private Ltd	India

The Company owns, directly or indirectly, 100% of each of the above entities.